Exhibit 99.1

For Immediate Release

Path 1 Network Technologies Announces First Quarter 2004 Results

San Diego, Calif. – May 13, 2004 – Path 1 Network Technologies Inc. (AMEX: PNO) today announced its results for the quarter ended March 31, 2004.

For the first quarter of 2004, the Company reported net revenue of $389,000, compared to net revenue of $661,000 for the first quarter ended March 31, 2003. Gross profit for the first quarter ended March 31, 2003 totaled $15,000, compared to gross profit of $305,000 in the first quarter of 2003. Net loss for the first quarter ended March 31, 2004 totaled $2.8 million, or ($.42) per share, compared to a net loss of $1.3 million, or ($.83) per share for the first quarter ended March 31, 2003.

At March 31, 2004 the Company had cash, cash equivalents and short-term investments of $5.5 million, compared to $7.8 million at December 31, 2003.

Commenting on the quarter, John Zavoli, President and CEO said, “we encountered a number of unforeseen challenges with our suppliers and contract manufacturer in getting our Chameleon vidX multiplexer products built and shipped on schedule. As a result, some revenue associated with those shipments will be recognized in the second quarter. We have aggressively focused on resolving these operating issues.”

“While our first quarter was disappointing, I am excited about the level of interest we have generated with our recent customer wins, the interest level in our new product announcements, and the strong presence we maintained at the recent National Association of Broadcasters Convention this April. We are focused on positioning Path 1 to take advantage of the market opportunities that are ahead of us and are reorganizing our sales strategy to focus on building stronger direct relationships with potential customers. Despite the various challenges of the first quarter, we are encouraged by the recognition our products are receiving from potential partners and customers in both the cable and broadcast markets.”

Path 1’s first quarter 2004 conference call will be held on Thursday, May 13, 2004 at 2:30 p.m. PDT (5:30 p.m. EDT). The conference call can be accessed by dialing 1-888-394-8095 (Domestic) or 1-973-409-9262 (International). A listen-only broadcast of the conference call can be accessed on the Company’s website at: www.path1.com.

About Path 1 Network Technologies Inc.

Path 1 Network Technologies Inc. develops video routing products that enable the transportation and distribution of real-time, broadcast-quality video over Internet Protocol networks. From the delivery and distribution of broadcast materials to Video on Demand (VOD), Path 1’s video infrastructure platforms allow high-quality transmission of point-to-point, multipoint and multiplexed data over legacy IP systems. To find out more about Path 1 Network Technologies Inc. (AMEX: PNO), visit our Web site at www.path1.com or call 877/ONE-PATH (663-7284).

SAFE HARBOR STATEMENT: This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward- looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “future”, “plan” or “planned”, “will” or “should”, “expected”, “anticipates”, “draft”, “eventually” or “projected”. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements, including the risks that our products may not achieve customer acceptance or that they will not perform as expected, that customer trials will not lead to future sales, that sales backlog may not result in revenue, that our sales may fluctuate between reporting periods, and other risks identified in our annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and Path 1 undertakes no obligation to update such statements.

Tables to Follow

PATH 1 NETWORK TECHNOLOGIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except shares data)

	March 31, 2004 (unaudited)	December 31, 2003 (audited)
ASSETS
Current assets
Cash and cash equivalents	$5,542	$7,807
Accounts receivable, net	429	510
Inventory	857	393
Other current assets	277	74

Total current assets	7,105	8,784
Property and equipment, net	443	382
Debt issuance costs, net	13	62
Other assets	48	49

Total Assets	$7,609	$9,277

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	1,184	$699
Accrued compensation and benefits	375	119
Current portion of notes payable	—	289
Current portion of leases payable	19	15
Deferred revenue	113	—

Total current liabilities	1,691	1,122
Notes payable	125	113
Long-term leases payable	15	14

Total liabilities	1,831	1,249

Stockholders’ equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 40,000,000 shares authorized; 6,692,317 and 6,578,324 shares issued and outstanding at March 31, 2004, and December 31, 2003 respectively; 2,777 shares held in treasury at March 31, 2004 and December 31, 2003	7	7
Additional paid-in capital	48,284	47,699
Deferred compensation	(1,300)	(1,300)
Accumulated deficit	(41,213)	(38,378)

Total stockholders’ equity	5,778	8,028

Total Liabilities and Stockholders’ Equity	$7,609	$9,277

PATH 1 NETWORK TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
	Three Months Ended March 31,
	2004	2003
		(restated)
Revenues
Product sales	$351	$598
License revenue	20	—
Contract services	—	63
Other revenue	18	—

Total revenues	389	661

Cost of revenues
Cost of product sales	374	338
Cost of contract services	—	18

Total cost of revenues	374	356

Gross profit	15	305

Operating expenses, before depreciation and amortization
Engineering research and development	480	404
Sales and marketing	1,198	291
General and administrative	1,139	666
Stock-based compensation	—	25

Total operating expense	2,817	1,386

Operating loss	(2,802)	(1,081)
Other income (expense)
Interest expense, net	(30)	(245)
Other expense	(3)	(1)

Total other income (expense)	(33)	(246)

Net loss	$(2,835)	$(1,327)

Loss per common share—basic and diluted	$(0.42)	$(0.83)

Weighted average common shares outstanding—basic and diluted	6,676	1,593

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Investor Contact:

Todd Fromer/ Erika Levy

KCSA Worldwide

(212) 896-1215/ (212) 896-1208

todd@kcsa.com/ elevy@kcsa.com